UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 6, 2007

LIQUIDMETAL TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31332	33-0264467
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

25800 Commercentre Dr., Suite 100
Lake Forest, CA  92630

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (949) 206-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

LIQUIDMETAL TECHNOLOGIES, INC.

FORM 8-K

Item 1.01                                             Entry Into a Material Definitive Agreement.

On January 3, 2007, Liquidmetal Technologies, Inc. (the “Company”) completed a private placement (the “Private Placement”) of $14.8 million in aggregate principal amount of Convertible Subordinated Notes due January 3, 2010 (the “Notes”).  The Notes were issued pursuant to a Securities Purchase Agreement, dated January 3, 2007, among the Company and the purchasers of the Notes (the “Securities Purchase Agreement”).  The Notes are convertible into shares of the Company’s common stock, subject to the terms and conditions of the Notes and the Securities Purchase Agreement.

Under the Securities Purchase Agreement, the Company agreed to satisfy, within five (5) days after the closing of the Private Placement (on or before January 8, 2007), through either repayment or conversion, approximately $15.5 million of the Company’s outstanding debt under previously issued promissory notes (including the Company’s previously issued 7% Senior Secured Convertible Notes Due August 2007 (the “7% Senior Notes”)).  The Company originally agreed to this covenant (the “Debt Satisfaction Covenant”) based on assurances that a substantial number of holders of the 7% Senior Notes would elect to convert their 7% Senior Notes at a reduced conversion price following the Private Placement under a note conversion agreement proposed by the Company.  However, most of such holders elected not to proceed with such conversion.  Accordingly, in an effort to preserve funds, the Company has not yet repaid the indebtedness as required by the Securities Purchase Agreement and therefore became in breach of the Notes.

In response to the foregoing, on April 23, 2007, the Company and the purchasers of the Notes entered into an Amendment No. 1 to the Securities Purchase Agreement.  The Amendment No. 1 provides for the following:

•              The Company will have until October 1, 2007 (or such earlier date on which the indebtedness to be repaid is due) to comply with the Debt Repayment Covenant.

•              The schedule of investors in the Private Placement was finalized to show that a total of $16.3 million in principal amount of Notes was ultimately issued in the Private Placement.

•              The conversion price of the Notes was decreased from $1.55 to $1.10, the warrant exercise price for the warrants issued in the Private Placement was decreased from $1.93 to $1.55, and the number of shares subject to such warrants issued in the Private Placement was increased to equal 50% of the principal amount of Notes purchased divided by 1.10.

•              The purchasers of the Notes will have the right to require the Company to redeem the Notes early in the event that the Company sells its Liquidmetal Coatings business unit, sells its manufacturing facility in South Korea, and/or engages in debt or equity financing, provided that the foregoing transactions result in aggregate cumulative proceeds of $25,000,000.

•              The purchasers of the Notes consented to the Company granting a security interest in its South Korean manufacturing plant to purchasers of convertible notes in a subsequent offering, provided a pari passu security interest is granted to the purchasers of the Notes.

As required by the Securities Purchase Agreement, Amendment No. 1 was executed by the holders of more than fifty percent (50%) of the outstanding principal amount of the Notes.

Item 2.04                                             Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On March 22, 2007, one of the purchasers of the Notes (holding Notes in the aggregate amount of $2.0 million) sent an event of default notice (“Event of Default Notice”) to the Company indicating that the Company had defaulted under the Securities Purchase Agreement (and therefore under the Note) by failing to comply with the Debt Satisfaction Covenant.  This holder did not execute Amendment No. 1.  In general, upon a breach of the Notes or Securities Purchase Agreement, a holder of the Notes may require the Company to redeem the Notes at a price equal to the greater of (i) the conversion amount to be redeemed and (ii) the product of (A) the conversion rate with respect to such conversion amount in effect at such time as the purchaser of the Note delivers an Event of Default Redemption Notice (as defined below) and (B) the closing sale price of the Company’s common stock on the date immediately preceding such event of default.  Under the terms of the Notes and Securities Purchase Agreement, the Company has ten (10) business days after the receipt of an Event of Default Notice to cure a default.  On April 6, 2007, the holder which sent the Event of Default Notice further sent to the Company an event of default redemption notice (“Event of Default Redemption Notice”).  The Event of Default Redemption Notice states that the holder has elected to require the Company to redeem its Note for a price equal to $2,000,000 (the amount of the Note) plus accrued and unpaid interest.  On April 16, 2007, the Company was served with a complaint filed by the holder in the Federal District Court in Minnesota to collect this amount.  Although the Company believes that, as a result of Amendment No. 1, the Company may not be obligated to redeem the holder’s Note because the Company is now in compliance with the Debt Satisfaction Covenant, a court of law may conclude otherwise, and the Company is therefore currently working to resolve this matter.

Item 9.01.              Financial Statements and Exhibits.

See the Exhibit Index set forth below for a list of exhibits included with this Form 8-K.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

LIQUIDMETAL TECHNOLOGIES, INC.

By:	/s/ Larry E. Buffington
Larry E. Buffington
President and Chief Executive Officer

Date: April 26, 2007

EXHIBIT INDEX

Exhibit Number	Description
10.1	Amendment No. 1 to Securities Purchase Agreement, dated as of April 23, 2007, among Liquidmetal Technologies, Inc. and the noteholders party thereto.